Exhibit 10.17(B)

YAHOO! INC.

1995 STOCK PLAN

(AS AMENDED AND RESTATED JUNE 12, 2007)

NOTICE OF STOCK OPTION GRANT

Carol Bartz

701 First Avenue

Sunnyvale, CA 94089

You have been granted an option to purchase Common Stock of Yahoo! Inc., a Delaware corporation (the “Company”), as follows:

Date of Grant:	January 30, 2009

Vesting Commencement Date:	January 30, 2009

Exercise Price Per Share:	$11.73

Total Number of Shares Granted:	5,000,000

Total Price of Shares Granted:	$58,650,000.00

Type of Option:	Nonstatutory Stock Option

Term/Expiration Date:	January 30, 2016

Definitions:	Any capitalized terms not otherwise defined herein shall have the definitions set forth in the Plan. In addition to the terms defined in the Plan, the following terms shall have the meanings set forth in your offer letter with the Company, dated as of January 13, 2009: “Cause,” “Change in Control,” “CIC Agreement,” “Disability,” “Expiration,” “Good Reason,” “Open In Contemplation Event” and “Term.”

Vesting Schedule:	Except as set forth below, this Option shall vest and become exercisable, in whole or in part, based on the attainment of average closing prices for the Company’s Common Stock as reported on the NASDAQ Global Select Market (the “Market”) for twenty (20) consecutive trading days after the Date of Grant and prior to January 1, 2013 (or, if a Change in Control occurs prior to January 1, 2013, the price of the Company’s Common Stock on the Market immediately preceding the closing of the Change in Control (the “Change In Control Price”), even if such price is not maintained for twenty (20) consecutive trading days) (in either case, the “Average Price”) as follows: (i) one third (1/3) of the Option (equal to 1,666,667 Shares) will vest if the Average Price is equal to or greater than one hundred and fifty percent (150%) of the Exercise Price; (ii) an additional one sixth (1/6) of the Option (equal to 833,333 Shares) will vest if the Average Price is equal to or greater than one hundred and seventy-five percent (175%) of the Exercise Price; (iii) an additional one sixth (1/6) of the Option (equal to 833,334 Shares) will vest if the Average Price is equal to or greater than two hundred percent (200%) of the Exercise Price; (iv) an additional one twelfth (1/12) of the Option (equal to 416,666 Shares) will vest if the Average Price is equal to or greater than two hundred and twenty-five percent (225%) of the Exercise Price; (v) an additional one twelfth (1/12) of the Option (equal to 416,666 Shares) will vest if the Average Price is equal to or greater than two hundred and fifty percent (250%) of the

Exercise Price; and (vi) an additional one sixth (1/6) of the Option (equal to 833,334 Shares) will vest if the Average Price is equal to or greater than three hundred percent (300%) of the Exercise Price (each such target price level shall be referred to as a “Vesting Level”). Vesting shall occur only one time at each applicable Vesting Level, and in no event shall the Option vest with respect to more than the “Total Number of Shares Granted” set forth above (as such number may be adjusted in accordance with Section 16 of the Plan).

If: (i) an Open In Contemplation Event exists on December 31, 2012 as a result of a CIC Agreement entered into while you were employed by the Company; (ii) the related Change in Control contemplated by the CIC Agreement closes on or after January 1, 2013; and (iii) you are employed by the Company on the date of such closing or you were terminated by the Company without Cause or for Disability, you terminate for Good Reason or your employment is terminated as a result of your death between the signing of the CIC Agreement and closing of such related Change in Control, a “special measurement” of the Average Price shall be made based on the price of the Company’s Common Stock on the Market immediately preceding the closing of the Change in Control contemplated by the CIC Agreement, and, if an additional Vesting Level is attained, an additional portion of this Option shall vest at such time. If your employment terminates for any reason other than as specified above before the closing of the related Change in Control, or, if the obligation to close the Change in Control under the CIC Agreement terminates, the special measurement shall not apply, and no portion of this Option shall vest pursuant to this paragraph. Furthermore, except as expressly provided in this paragraph, no portion of this Option shall vest on or after January 1, 2013.

Vesting on Termination of Employment:	If your employment is terminated by the Company without Cause or by you for Good Reason or due to your death or Disability during the Term (each, a “Termination”), a portion of the Option shall continue to be eligible to vest based on the Average Price of the Company’s Common Stock in the period following Termination through December 31, 2012, with each tranche not vested as of the date of a Termination to be prorated by multiplying the number of shares subject to such tranche by a fraction, the numerator of which is the sum of the number of full months of your employment with the Company (with January 2009 considered a full month) plus twelve (12), but in no event greater than forty-eight (48), and the denominator of which is forty-eight (48) months (“Pro-Rata Treatment”).

In the event of a termination of employment (for any reason other than the events set forth in the paragraph above), the vested portion of the Option shall remain exercisable in accordance with the Termination Period provisions described below, and any unvested portion of the Option shall terminate and expire as of the date of such termination of employment.

Change in Control:	If a Change in Control occurs and the Option is continued, assumed or substituted in connection with the Change in Control, the Option shall continue to be eligible to vest in accordance with the Vesting Schedule (subject to adjustment, as described below) and continue to remain subject to the terms hereof.

If a Change in Control occurs during the Term or thereafter and this Option is not continued, assumed or substituted in connection with the Change in Control, then any unvested portion of the Option shall vest or be forfeited on the date of such Change in Control, to the extent not previously vested, based on whether the Change In Control Price is at or in excess of the applicable Vesting Level, even if the Change In Control Price is not maintained for twenty (20) consecutive trading days, provided that any vesting after December 31, 2012 shall only occur to the extent that a Change in Control is covered by the last paragraph of the Vesting Schedule section above.

Termination Period:	In the event of a Termination or your employment is terminated at or after Expiration other than by the Company for Cause, the vested portion of the Option (whether vested before or after termination of employment) shall remain exercisable until the later of one (1) year after termination of employment or, with respect to any portion of the Option vesting within ninety (90) days prior to the end of such one (1) year period or at any time thereafter, ninety (90) days from the applicable vesting date, but in no event beyond the Term/Expiration Date of the Option or termination of the Option’s exercisability as a result of an event other than termination of employment.

In the event of a termination of your employment (for any reason other than the events set forth in the paragraph above), the then-vested portion of the Option shall remain exercisable for ninety (90) days following such termination, provided that in no event shall the Option be exercised after the Term/Expiration Date.

Adjustments:	The Option’s Vesting Levels will be adjusted by the Compensation Committee at the same time as adjustments are made in accordance with Section 16 of the Plan with regard to “Adjustments Upon Change in Capitalization, Corporate Transactions” in a manner similar to and subject to the same requirements as the Total Number of Shares Granted and the Exercise Price under Section 16 of the Plan. For purposes of this Option, the term “stock dividend” under Section 16 of the Plan shall include dividends or other distributions of Common Stock of the Subsidiaries of the Company.

By your signature and the signature of the Company’s representative below, you and the Company agree that this Option is granted under and governed by the terms and conditions of the 1995 Stock Plan and the Stock Option Agreement, which are attached and made a part of this document.

OPTIONEE:	YAHOO! INC.

/s/ Carol Bartz	By:	/s/ Michael Callahan
Carol Bartz		Michael Callahan

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